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                                                                  Exhibit 21.1

                         SUBSIDIARIES OF REGISTRANT


       NAME OF SUBSIDIARY              JURISDICTION OF INCORPORATION
-------------------------------     -----------------------------------

OPTi Communications Group, Inc.                 California

OPTi International Co. Limited                   Barbados

MediaChips, Inc.                                California

OPTi Japan Kabushiki Kaisha                       Japan